(2)(K)(ii)

AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

WHEREAS, ING Senior Income Fund (the “Company”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Company operates as a closed-end interval fund pursuant to Rule 23c-3 under the Act;

WHEREAS, shares of the Company are divided into two classes of stock consisting of a class of Common Stock and a class of Preferred Stock;

WHEREAS, shares of common stock of the Company are divided into four series of Common Stock, one of which is designated Class A Common Stock (“Class A Shares”);

WHEREAS, the Company employs ING Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer;

WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

WHEREAS, the Company wishes to adopt this Shareholder Service Plan (the “Plan”) of the Fund with respect to Class A Shares as set forth hereinafter.

NOW, THEREFORE, the Company hereby adopts on behalf of the Fund with respect to its Class A Shares, and the Distributor hereby agrees to the terms of the Plan, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

1.             The Fund shall pay to the Distributor, as the distributor of the Class A Shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund’s Class A Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority.

2.             The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

3.             This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company’s Board of Trustees and (b) those Trustees of the Company who are not “interested persons” of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-l Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.             After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company’s Board of Trustees.  The Plan shall continue in full force and effect as to the Class A Shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.             The Distributor shall provide to the Trustees of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.             This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Trustees of the Company, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class A Shares of the Fund on not more than 30 days’ written notice to any other party to the Plan.

7.             This Plan may not be amended to increase materially the amount of service fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class A Shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.             While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

9.             The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10.          In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Dated:  November 29, 2012

SCHEDULE OF APPROVALS

with respect to the

AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

for

ING SENIOR INCOME FUND

CLASS A SHARES

Name of Fund	Maximum Service Fee (as a percentage of average daily net assets)

ING Senior Income Fund	0.25%